FOR IMMEDIATE RELEASE

PRA Health Sciences Announces Appointment of New Director

RALEIGH, N.C., September 15, 2020 -- PRA Health Sciences, Inc. (NASDAQ:PRAH) today announced the appointment of Glen Stettin, M.D. to the Board of Directors of the Company, effective September 14, 2020.

“We are delighted that Glen will be joining our Board of Directors. With his widespread involvement in the healthcare field as both a physician and an executive, Dr. Stettin’s experience in innovation, data, analytics, technology and integrated health solutions will provide the Board with valuable insight as we continue to reinvent clinical research and make it more accessible to patients,” said Colin Shannon, President, Chief Executive Officer and Chairman of the Board of Directors of PRA Health Sciences, Inc.

Dr. Stettin is Senior Vice President and Chief Innovation Officer at Express Scripts & Cigna Services, a division of Cigna Corporation, where he heads up research and development, patient and physician experience, product development and management focused on new clinical solutions and data, analysis and platforms as services. Prior to that, Dr. Stettin served as Senior Vice President and Chief Innovation Officer of Express Scripts, which was acquired by Cigna Corporation in 2018. Dr. Stettin joined Express Scripts when the company merged with Medco Health Solutions, Inc. in April 2012. During his 17 years at Medco, he served in leadership roles in the clinical, operations, technology and product organizations.

Dr. Stettin earned his bachelor and medical degrees through Lehigh University and the Medical College of Pennsylvania. He completed his residency in internal medicine at the University of California, San Francisco, where he also served as Medical Chief Resident at Moffitt-Long Hospital, Fellow in cardiology and Robert Wood Johnson Foundation Clinical Scholar at UCSF and Stanford University.

About PRA Health Sciences

PRA Health Sciences is one of the world’s leading global contract research organizations by revenue, providing outsourced clinical development and data solution services to the biotechnology and pharmaceutical industries. PRA’s global clinical development platform includes more than 75 offices across North America, Europe, Asia, Latin America, South Africa, Australia and the Middle East and more than 17,500 employees worldwide. Since 2000, PRA has participated in approximately 4,000 clinical trials worldwide. In addition, PRA has participated in the pivotal or supportive trials that led to U.S. Food and Drug Administration or international regulatory approval of more than 95 drugs. To learn more about PRA, please visit www.prahs.com.

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MEDIA INQUIRIES: Laurie Hurst, Director, Communications and Public Relations
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